CHANGE IN CONTROL TERMINATION BENEFITS AGREEMENT

This Change in Control Termination Benefits Agreement ("Agreement") is made and entered into as of January 14, 2013, by and between FIRST INTERNET BANCORP, an Indiana corporation (the "Company"), and KAY WHITAKER ("Executive").

WITNESSETH

WHEREAS, the Company is the parent company of First Internet Bank of Indiana, an Indiana financial institution (the "Bank"); and

WHEREAS, Executive is employed as a senior officer of the Bank as of the date of this Agreement; and

WHEREAS, Executive also serves as a senior officer of the Company; and

WHEREAS, the Company believes that Executive will make valuable contributions to the productivity and profitability of the Bank and the Company; and

WHEREAS, the Company desires to encourage Executive to continue to make such contributions and not to seek or accept employment elsewhere; and

WHEREAS, the Company, therefore, desires to assure Executive of certain benefits in case of any termination or significant redefinition of the terms of her employment with the Bank subsequent to any Change in Control of the Company;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained and the mutual benefits herein provided, the Company and Executive hereby agree as follows:

1.          The term of this Agreement shall be from the date hereof through December 31, 2013; provided, however, that commencing on January 1, 2014, and each anniversary thereof, this Agreement shall be automatically extended for successive terms of one (1) year each unless either party provides written notice not to so extend to the other party at least sixty (60) calendar days before the end of the then current term, in which case no further automatic extension shall occur; and provided further that, notwithstanding any other provision of this Agreement, if a Change in Control of the Company occurs during the term of this Agreement, the term of this Agreement shall be automatically extended to the second annual anniversary of the Change in Control, at which time the Agreement will expire.

2.          As used in this Agreement, "Change in Control" of the Company means:

(A)         The acquisition, within a 12-month period ending on the date of the most recent acquisition, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act as in effect from time to time) of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute an acquisition of control: (i) any acquisition by a Person who, immediately before the commencement of the 12-month period, already held beneficial ownership of thirty percent (30%) or more of that combined voting power; (ii) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (iii) any acquisition by the Company, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (v) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (C) below are satisfied;

(B)         The replacement of at least fifty-five percent (55%) of members of the Board of Directors of the Company during any 12-month period, by members whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election;

(C)         A reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (i) more than fifty-five percent (55%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company common stock and outstanding Company voting securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the outstanding Company stock and outstanding Company voting securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan or related trust of the Company or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, thirty percent (30%) or more of the outstanding Company common stock or outstanding voting securities, as the case may be) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least fifty-five (55%) of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Board of Directors of the Company at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation;

(D)         A complete liquidation or dissolution of the Company; or

(E)         The sale or other disposition of all or substantially all of the assets of the Company or of a majority of the combined voting power of the then outstanding voting securities of the Bank entitled to vote generally in the election of directors of the Bank, other than any of the following dispositions of such assets or securities: (i) to a corporation with respect to which following such sale or other disposition (x) more than fifty-five percent (55%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company common stock and outstanding Company voting securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the outstanding Company common stock and outstanding Company voting securities, as the case may be, (y) no Person (excluding the Company and any employee benefit plan or related trust of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, thirty percent (30%) or more of the outstanding Company common stock or outstanding Company voting securities, as the case may be) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (z) at least fifty-five percent (55%) of the members of the board of directors of such corporation were members of the Board of Directors of the Company at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company; (ii) to a shareholder of the Company in exchange for or with respect to its stock; (iii) to a Person that owns, directly or indirectly, fifty-five percent (55%) or more of the total value or voting power of all outstanding stock of the Company; or (iv) to an entity, at least fifty-five percent (55%) or more of the total value or voting power of which is owned, directly or directly, by the Company or by a Person described in clause (iii).

Despite any other provision of this Section 2 to the contrary, an occurrence shall not constitute a Change in Control if it does not constitute a change in the ownership or effective control, or in the ownership of a substantial portion of the assets of, the Company within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the "Code"), and its interpretive regulations.

3.          Subject to Sections 5, 6 and 8, the Company shall provide Executive with the benefits set forth in Section 8 of this Agreement upon any termination of Executive's employment by the Company within twenty-four (24) months following a Change in Control for any reason except the following:

(A)         Termination of employment by reason of Executive's death.

(B)         Termination of employment by reason of Executive's Disability. For purposes of this Agreement, the term “Disability” means either (i) when Executive is deemed disabled and entitled to benefits in accordance with any Company-provided long-term disability insurance policy or plan, if any is applicable, covering Executive, (ii) the inability of Executive, because of injury, illness, disease or bodily or mental infirmity, to perform, with or without reasonable accommodation, the essential functions of her job for more than ninety (90) consecutive days, or (iii) the inability of Executive, because of injury, illness, disease or bodily or mental infirmity, to perform, with or without reasonable accommodation, the essential functions of her job for more than one hundred twenty (120) days during any period of twelve (12) consecutive months.

(C)         Termination of employment after Executive has reached her normal retirement date, which for purposes of this Agreement shall be deemed to be the end of the month during which Executive reaches sixty-five (65) years of age.

(D)         Termination of employment for Cause. For purposes of this Agreement, “Cause” means the occurrence of one or more of the following events: (i) Executive’s conviction for, or pleading no contest to, a felony, any crime involving moral turpitude, or any crime that is injurious to the financial condition, reputation or goodwill of the Company (or any of its Affiliates); (ii) Executive’s misappropriation of any of the Company's (or any of its Affiliate's) property; (iii) Executive’s engaging in any fraudulent or dishonest conduct in her dealings with, or on behalf of, the Company (or any of its Affiliates); (iv) Executive’s failure or refusal to follow the lawful instructions of the Executive's superior or of the Company's Board of Directors (other than any such failure or refusal resulting from Executive's incapacity due to physical or mental illness), if such failure or refusal continues for a period of ten (10) days after the Company provides Executive with written notice stating the instructions which Executive has failed or refused to follow; (v) Executive’s breach of her obligations under this Agreement or any other agreement with the Company (or the Bank) and such breach, if curable, remains uncured for a period of ten (10) days after the Company provides Executive with written notice of such breach; (vi) Executive’s material violation of any of the Company's (or the Bank's) written policies or procedures, including, without limitation, any employee policies, business ethics policies or code of conduct policies, and such violation, if curable, remains uncured for a period of ten (10) days after the Company provides Executive with written notice of such violation; (vii) Executive's engaging in any willful misconduct which is injurious to the financial condition, reputation or goodwill of the Company (or any of its Affiliates); (viii) Executive's violation of any law or regulation in the course of performance of her job duties; or (ix) Executive's misuse of alcohol or drugs which materially interferes with Executive's performance of her duties for the Company or which is injurious to the reputation or goodwill of the Company (or any of its Affiliates).

4.          Subject to Sections 5, 6 and 8, the Company shall also provide Executive with the benefits set forth in Section 8 of this Agreement if Executive terminates her employment for Good Reason within twenty-four (24) months following a Change in Control. For purposes of this Agreement, the term "Good Reason" means the occurrence of any of the following events without Executive's consent: (a) a reduction by the Company in Executive's base salary from the level of such salary immediately prior to the Change in Control; (b) a material change in Executive's status, title, position, responsibilities or reporting requirements which represents a material adverse change in her status, title, position or responsibilities as in effect immediately prior to the Change in Control; or (c) the Company relocates Executive's principal place of employment to a location that is more than thirty (30) miles from Indianapolis, Indiana, or the Company office or facility at which Executive was based immediately prior to such relocation.

5.          Notwithstanding the foregoing or any other provision hereof, for purposes of this Agreement, the termination of Executive's employment shall mean the termination of Executive's employment with the Company, the Bank and all Affiliates; provided, however, no such event shall constitute a termination of employment unless it constitutes a "separation of service" under Code Section 409A and its interpretive regulations and other regulatory guidance. For purposes of this Agreement, the term "Affiliate" means the Bank or any other Person (i) that owns, directly or indirectly, a majority of the voting power, voting equity securities, or other equity interests of the Company or of another entity that owns such a majority interest in the Company or (ii) of which a majority of its voting power or its voting equity securities or equity interests is owned, directly or indirectly, by the Company or by another entity of which the Company owns such a majority interest.

6.          Notwithstanding the foregoing or any other provision hereof, if, immediately after the Change in Control, Executive is employed with the Change in Control Successor, no termination of employment will be deemed to have occurred at the time of the Change in Control, provided the Change in Control Successor has assumed the obligation to perform this Agreement. For purposes of this Agreement, the term "Change in Control Successor" means any Person that acquires or succeeds to the Company's business in a Change in Control transaction or any of such Person's Affiliates.

7.          Any termination by Company of Executive's employment as contemplated by Section 3 hereof (except subsection 3(A)) or any resignation by Executive as contemplated by Section 4 hereof shall be communicated by a written notice to the other party hereto. Any notice given by Executive pursuant to Section 4 or given by the Company in connection with a termination as to which the Company believes it is not obligated to provide Executive with benefits set forth in Section 8 hereof shall indicate the specific provisions of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

8.          Subject to the conditions and exceptions set forth in Section 3 and Section 4 hereof, the following benefits, less any amounts required to be withheld therefrom under any applicable federal, state or local income tax, other tax, or social security laws or similar statutes, shall be paid to Executive:

(A)         Executive shall be paid, at her then effective salary, for services performed through the date of the termination or her employment in accordance with applicable law.

(B)         Subject to subsections 8(C) and 8(D) hereof, within thirty (30) days following such a qualifying termination of employment, Executive shall be paid a lump sum payment of an amount equal to two (2) times the sum of (i) Executive's base annual salary as of the date of termination of Executive's employment plus (ii) the Imputed Bonus (the "Severance Amount"). For purposes of this Agreement, the term "Imputed Bonus" means the greater of (a) the annual bonus Executive received for the most recent year end or (b) an amount equal to fifty percent (50%) of Executive's base annual salary as of the date of termination of Executive's employment.

(C)         Executive acknowledges and agrees that payment of the Severance Amount in accordance with subsection 8(B) shall be deemed to constitute a full settlement and discharge of any and all obligations of the Company to Executive arising out of her employment with the Company (and any Affiliate) and the termination thereof, except for any vested rights Executive may then have under any insurance, pension, supplemental pension, thrift, employee stock ownership, or stock option plans sponsored or made available by the Company. Executive acknowledges and agrees that as a condition to receiving the Severance Amount pursuant to subsection 8(B), Executive will execute and deliver to the Company a release agreement in a form prepared by and satisfactory to the Company (the "Release Agreement") pursuant to which Executive will release and waive all claims against the Company, its Affiliates (including the Bank) and all of its and their present and/or former owners, officers, directors, employees, agents, attorneys, representatives, insurers, employee benefit plans and their fiduciaries, both individually and in their representative capacities, including, without limitation, all claims arising out of this Agreement, Executive's employment with the Company or the Bank, and/or the termination of employee's employment with the Company and/or the Bank; provided, however, the Release Agreement shall not affect or release (i) any claim for salary earned by Executive prior to the employment termination date; (ii) any claims for reimbursement of business expenses incurred prior to the employment termination date; (iii) the rights to the Severance Amount under subsection 8(B) of this Agreement; or (iv) any vested rights Executive may then have under any insurance, pension, supplemental pension, thrift, employee stock ownership or stock option plan sponsored or made available by the Company, including without limitation any vested rights under Executive's Supplemental Executive Retirement Agreement.

(D)         If as of the date her employment terminates, Executive is a "specified employee" within the meaning of Code Section 409A(a)(2)(B)(i), and the Company has stock that is publicly traded on an established securities market or otherwise, any deferred compensation payments otherwise payable because of employment termination will be suspended until, and will be paid to Executive on, the first day of the seventh month following the month in which Executive's last day of employment occurs. For purposes of this subsection 8(D), "deferred compensation" means compensation provided under a nonqualified deferred compensation plan as defined in, and subject to, Section 409A of the Code.

(E)         Anything in this Agreement to the contrary notwithstanding, no payment or distribution by the Company or any of its Affiliates to or for the benefit of the Executive of the Severance Amount or any other amount in the nature of compensation (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") will be paid that would be subject to the excise tax or denial of deduction imposed by Sections 280G and 4999 of the Code (an "Excess Parachute Payment"). In the event that the Company determines that any Payment would constitute an Excess Parachute Payment, the Company will provide to the Executive, within thirty (30) days after the Executive's employment termination date, an opinion of a certified public accounting firm selected by the Company (the "Accounting Firm") that the Executive will be considered to have received Excess Parachute Payments if the Executive were to receive the full amounts described pursuant to this Agreement or otherwise and setting forth with particularity the smallest amount by which the Payments would have to be reduced to avoid the imposition of any excise tax or the denial of any deduction pursuant to Code Sections 280G and 4990. The Payments shall be adjusted, in the order of priority designated by the Executive in written instructions, to the minimum extent necessary so that none of the Payments, in the opinion of the Accounting Firm, would constitute an Excess Parachute Payment. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. All fees and expenses of the Accounting Firm shall be borne by the Company.

9.          Executive is not required to mitigate the amount of benefit payments to be made by the Company pursuant to this Agreement by seeking other employment or otherwise, nor shall the amount of any benefit payments provided for in this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or which might have been earned by Executive had Executive sought such employment, after the date of termination of her employment with the Company or otherwise.

10.         Should Executive die while any amounts are payable to her hereunder, this Agreement shall inure to the benefit of and be enforceable by Executive's executors, administrators, heirs, distributees, devisees and legatees and all amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or if there be no such designee, to her estate.

11.         Any notice required or permitted under this Agreement shall be in writing and either delivered personally or sent by nationally recognized overnight courier, express mail, or certified or registered mail, postage prepaid, return receipt requested, at the following respective address unless the party notifies the other party in writing of a change of address:

If to Executive:

Kay Whitaker

5245 N. Pennsylvania Street

Indianapolis, IN 46220

If to the Company:

First Internet Bancorp

9200 Keystone Crossing, Suite 800

Indianapolis, Indiana 46240

Attention: Chief Executive Officer

A notice delivered personally shall be deemed delivered and effective as of the date of delivery. A notice sent by overnight courier or express mail shall be deemed delivered and effective the next business day after it is deposited with the postal authority or commercial carrier. A notice sent by certified or registered mail shall be deemed delivered and effective three (3) days after it is deposited with the postal authority.

12.         This Agreement shall be interpreted and enforced in accordance with the laws of the State of Indiana (without application of its conflict-of-law principles). The parties agree that any legal action relating to this Agreement shall be commenced and maintained exclusively before any appropriate state court of record in Marion County, Indiana, or in the United States District Court for the Southern District of Indiana, Indianapolis Division; further, the parties hereby irrevocably submit to the jurisdiction and venue of such courts and waive any right to challenge or otherwise object to personal jurisdiction or venue in any action commenced or maintained in such courts.

13.         No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and a duly authorized officer of the Company. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.         The Company shall have the right to assign this Agreement to any Affiliate or a Change in Control Successor. This Agreement shall inure to the benefit of, and may be enforced by, any and all successors and assigns of the Company, including without limitation by asset assignment, stock sale, merger, consolidation or other corporate reorganization. Executive shall not have the right to assign this Agreement. Without limiting the foregoing, Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by her Will or by the laws of descent and distribution as set forth in Section 10 hereof, and in the event of any attempted assignment or transfer contrary to this Section 14, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

15.         The Company may withhold from any compensation or benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

16.         Any benefits payable under this Agreement shall be paid solely from the general assets of the Company. Neither Executive nor Executive's estate shall have interest in any specific assets of the Company under the terms of this Agreement. This Agreement shall not be considered to create an escrow account, trust fund or other funding arrangement of any kind between Executive and the Company. Nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

17.         This Agreement does not affect or alter the at-will nature of Executive's employment relationship nor guarantee or require that Executive's employment will last for any specific duration of time.

18.         This Agreement constitutes the entire agreement of the parties with respect to the subjects specifically addressed herein, and supersedes any prior agreements, understandings, or representations, oral or written, on the subjects addressed herein.

19.         This Agreement shall be interpreted and applied in a manner consistent with the applicable standards for nonqualified deferred compensation plans established by Section 409A of the Code and its interpretive regulations and other regulatory guidance. To the extent that any terms of this Agreement would subject Executive to gross income inclusion, interest, or additional tax pursuant to Section 409A of the Code, those terms are to that extent superseded by, and shall be adjusted to the minimum extent necessary to satisfy, the applicable Section 409A of the Code standards.

20.         This Agreement may be executed in one or more counterparts (or upon separate signature pages bound together into one or more counterparts), all of which taken together shall constitute one agreement. Signatures transmitted by facsimile or other electronic means are acceptable for execution of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

COMPANY		EXECUTIVE

FIRST INTERNET BANCORP

By:	/s/ David B. Becker	/s/ Kay Whitaker
	David B. Becker	Kay Whitaker
Chairman and CEO

-9-